Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

SAB Biotherapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(c)	1,916,894	$0.775	(2)	$1,485,592.85	0.0001102	$163.71
	Total Offering Amounts						$1,485,592.85		$163.71

	Total Fees Previously Paid						$—		$—

	Net Fee Due						$1,485,592.85		$163.71

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock offered hereby and the shares of common stock issuable upon exercise of warrants also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of share splits, share dividends, recapitalizations or other similar transactions.

(2)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on average of high and low price per share of the common stock on August 16, 2023.